KRONOS WORLDWIDE, INC. ANNOUNCES AN ENERGY RELATED SURCHARGE AND NEW PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS SOLD OUTSIDE OF NORTH AMERICA AND EUROPE

CRANBURY, NEW JERSEY –June 5, 2008 – Kronos Worldwide, Inc. (NYSE:  KRO) announced an energy related surcharge and a new price increase for all titanium dioxide grades sold outside of North America and Europe. This includes, among other areas, Asia Pacific, Latin America, Middle East, Africa and Asia.

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Effective June 23, 2008 a US$ 75 per metric ton surcharge will be added to all invoices for all Kronos titanium dioxide products sold outside of North America and Europe.  This initial surcharge begins to offset Kronos’ continuing cost increases, primarily energy, raw materials and distribution.

•	Effective July 1, 2008 prices for all Kronos titanium dioxide pigments sold outside of North America and Europe will be increased by US$ 150 per metric ton.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.